News Release
FOR IMMEDIATE RELEASE
TEREX ANNOUNCES NEW $350 MILLION SECURITIZATION FACILITY
AND RE-PRICING OF EURO TERM LOANS

WESTPORT, CT, June 1, 2015 -- Terex Corporation (NYSE: TEX) today announced that it has closed a new $350 million asset-backed securitization transaction.
The Company also announced it has completed a re-pricing of its Euro term loan that is expected to reduce its cash interest costs by approximately $1 million annually.
“We are pleased to announce the completion of our first securitization facility,” said Kevin Bradley, Terex Chief Financial Officer. “As we continue to grow and expand our Terex Financial Services (TFS) business, achieving a lower cost of funding is very important to our success. The additional liquidity afforded by this facility provides us with a new source of lower cost funds that will be deployed to help our customers secure equipment financing at competitive rates. It also strengthens our capacity to grow organically. The closing of our new securitization facility, coupled with the re-pricing of our Euro term loans, marks another milestone as we continue to improve our Company’s financial efficiency.”
The commercial paper conduit facility will finance and is secured by equipment loan and lease receivables originated by TFS in the United States and Canada. The new facility will supplement TFS’s ability to provide customer solutions for Terex equipment financing, adding to the existing underwriting, warehousing and syndication practices already in place.
Contact Information:
Tom Gelston
Vice President, Investor Relations
Phone: (203) 222-5943
Email: thomas.gelston@terex.com

About Terex
Terex Corporation is a lifting and material handling solutions company reporting in five business segments: Aerial Work Platforms, Construction, Cranes, Material Handling & Port Solutions and Materials Processing. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, manufacturing, shipping, transportation, refining, energy, utility, quarrying and mining industries. Terex offers financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. Terex uses its website (www.terex.com) and its Facebook page (www.facebook.com/TerexCorporation) to make information available to its investors and the market.
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Terex Corporation
200 Nyala Farm Road, Westport, Connecticut 06880
Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com